Exhibit 99.1

Contact:	Mark Hord	FOR IMMEDIATE RELEASE
	ViewPoint Financial Group, Inc.	October 27, 2011
972-578-5000, Ext. 7440
ViewPoint Financial Group, Inc. Reports Third Quarter 2011 Earnings
$290.0 Million Linked Quarter Increase in Gross Loans
PLANO, Texas, October 27, 2011— ViewPoint Financial Group, Inc. (NASDAQ: VPFG) (the “Company”), the holding company for ViewPoint Bank, announced financial results today for the quarter ended September 30, 2011. Detailed results of the quarter will be available in the Company’s Quarterly Report on Form 10-Q, which will be filed today and posted on our websites, http://www.viewpointbank.com and http://www.viewpointfinancialgroup.com.
Performance Highlights
•	Linked quarter growth in Warehouse Purchase Program and commercial real estate drives $290.0 million increase in gross loans: Warehouse Purchase Program balances at September 30, 2011, increased by $258.8 million from June 30, 2011, primarily due to refinance and seasonal activity, while commercial real estate loan balances increased by $19.1 million.
•	Year over year and linked quarter increases in the net interest margin: The net interest margin increased six basis points to 2.87% for the quarter ended September 30, 2011, compared to the same period last year. This also represented a four basis point increase from 2.83% for the quarter ended June 30, 2011.
•	Loan growth year-to-date: During the nine months ended September 30, 2011, loans increased by $257.8 million, or 16.1%. This increase was driven by a $202.9 million increase in Warehouse Purchase Program loans held for sale and a $52.7 million increase in commercial real estate loan balances.
•	Lower net charge-offs led to decrease in provision expense: The provision for loan losses decreased by $1.0 million, or 27.7%, during the nine months ended September 30, 2011, compared to the same period last year.
•	Quarterly net income of $5.1 million, an increase of $286,000, or 5.9%, from last quarter: The $286,000 linked quarter increase in net income was driven by higher net interest income and a lower provision for loan losses.
•	Basic and diluted EPS increased by $0.01 linked quarter to $0.16: Basic and diluted earnings per share for the quarter ended September 30, 2011, was $0.16, up $0.01 from the quarter ended June 30, 2011.
•	Deposit growth of $56.1 million: Deposits increased by $56.1 million from December 31, 2010, primarily due to growth of $57.6 million in interest-bearing demand accounts.
President and Chief Executive Officer Gary Base said, “ViewPoint Financial Group, Inc. has once again posted solid earnings, loan and deposit growth, and improved net interest margins—all in an environment of challenging economic times and increased regulatory pressures facing our industry. We are very proud of our performance this quarter and so far this year.”
Net Interest Spread and Margin
The net interest margin for the third quarter of 2011 was 2.87%, a six basis point increase from the third quarter of 2010 and a four basis point increase from the second quarter of 2011. The year over year increase was primarily due to reduced deposit and borrowing costs, while the linked quarter increase was primarily due to increased volume in Warehouse Purchase Program loans and lower deposit costs. Net interest income was $20.5 million for third quarter 2011, compared to $18.5 million for third quarter 2010 and $19.0 million for second quarter 2011. The year over year increase was primarily due to lower rates paid on all deposit categories and a decrease in the volume of time deposits, which offset increased volume in interest-bearing demand, savings and money market accounts, and the November 2010 prepayment and restructuring of $91.6 million in fixed-rate FHLB advances. The linked quarter increase was primarily due to increased volume in our Warehouse Purchase Program, as the average balance of these loans increased by $113.4 million linked quarter, and lower rates paid on Absolute Checking.

Results of Operations for the Quarter Ended September 30, 2011
Net income for the quarter ended September 30, 2011, increased by $286,000, or 5.9%, from the quarter ended June 30, 2011, with this increase being driven by a $1.5 million, or 8.0%, increase in net interest income and a $484,000 reduction in the provision for loan losses. Net charge-offs for the third quarter of 2011 decreased to $205,000 from $400,000 for the second quarter of 2011. Although provision expense decreased on a linked quarter basis, our allowance for loan losses at September 30, 2011, was $16.5 million, or 1.42% of total loans, compared to $16.2 million, or 1.41% of total loans, at June 30, 2011. Our allowance for loan losses to non-performing loans was 94.82% at September 30, 2011, compared to 90.45% at June 30, 2011. The percentage of non-performing loans to total loans, excluding accruing troubled debt restructurings, was 1.50% at September 30, 2011, a six basis point decrease from June 30, 2011, as non-performing loans improved from $17.9 million to $17.4 million.
Net income for the quarter ended September 30, 2011, was $5.1 million, a decrease of $265,000, or 4.9%, from the quarter ended September 30, 2010. The decrease in net income was primarily due to lower non-interest income, which was driven by a $2.0 million reduction in the net gain on sale of mortgage loans due to the lower volume of one- to four-family loan originations in the third quarter of 2011 compared to the volume experienced during the same period last year. The decrease was partially offset by higher net interest income and reductions in the provision for loan losses and noninterest expense. Our basic and diluted earnings per share for the three months ended September 30, 2011, was $0.16, a $0.01 decrease from $0.17 for the three months ended September 30, 2010.
The provision for loan losses was $581,000 for the three months ended September 30, 2011, a decrease of $175,000, or 23.1%, from the three months ended September 30, 2010. The balance of the allowance for loan losses increased by $1.9 million from September 30, 2010, to September 30, 2011, as management increased qualitative factors due to the continued weak economic conditions. Despite these trends, the Company has not seen an increase in charge-offs, as net charge-offs declined by $275,000 during the third quarter of 2011 compared to the same period last year.
Results of Operations for the Nine Months Ended September 30, 2011
Net income for the nine months ended September 30, 2011, was $16.6 million, an increase of $5.3 million, or 46.4%, from net income of $11.3 million for the nine months ended September 30, 2010. Net income for the nine months ended September 30, 2011, included a $2.2 million net of tax gain on the sale of available for sale securities. The increase in net income was driven by higher net interest income, the gain on sale of securities and a lower provision for loan losses, and was partially offset by a $4.0 million decline in the net gain on sales of loans and a $1.5 million increase in noninterest expense. Our basic and diluted earnings per share for the nine months ended September 30, 2011, was $0.51, a $0.13 increase from $0.38 for the nine months ended September 30, 2010.
Financial Condition as of September 30, 2011
Total assets increased by $293.3 million, or 10.0%, to $3.24 billion at September 30, 2011, from $2.94 billion at December 31, 2010. The increase in total assets, which was primarily due to a $257.8 million increase in gross loans and a $45.2 million increase in the securities portfolio, was funded by a $210.6 million increase in net FHLB advances and a $56.1 million increase in deposits.
Loan Portfolio
During the nine months ended September 30, 2011, loans increased in all categories except for the consumer portfolio. This increase included a $202.9 million increase in Warehouse Purchase Program loans, a $52.7 million increase in commercial real estate loans and $4.7 million of growth in commercial and industrial loans as compared to December 31, 2010. Gross loans (including $691.2 million in mortgage loans held for sale) increased by $257.8 million, or 16.1%, to $1.86 billion at September 30, 2011, from $1.60 billion at December 31, 2010.
Conference Call
The Company will host an investor conference call to review these results on Friday, October 28, 2011, at 10 a.m., Central Time. Participants are asked to call (toll-free) 1-877-317-6789 at least five minutes prior to the call. International participants are asked to call 1-412-317-6789 and participants in Canada are asked to call (toll-free) 1-866-605-3852.
The call and corresponding presentation slides will be webcast live on the home page of the Company’s website, www.viewpointfinancialgroup.com. An audio replay will be available one hour after the conclusion of the call at 1-877-344-7529, Conference #10001720. This replay will be available until February 29, 2012, at 8 a.m., Central Time. The webcast will be archived on the Company’s website until February 29, 2012 or until the Company’s next quarterly webcast/conference call.

About ViewPoint Financial Group, Inc.
ViewPoint Financial Group, Inc. is the holding company for ViewPoint Bank. ViewPoint Bank operates 25 community bank offices and 10 loan production offices. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.
When used in filings by the Company with the Securities and Exchange Commission (the “SEC”) in the Company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions, legislative changes, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company’s ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company’s market area, the industry-wide decline in mortgage production, competition, changes in management’s business strategies and other factors set forth under Risk Factors in the Company’s Form 10-K, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake — and specifically declines any obligation — to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

VIEWPOINT FINANCIAL GROUP, INC.
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended					Nine Months Ended
	Sept	June	Mar	Dec	Sept	Sept	Sept
	2011	2011	2011	2010	2010	2011	2010
	(unaudited)
Interest and dividend income
Loans, including fees	$21,838	$20,833	$20,461	$23,629	$22,953	$63,132	$64,921
Securities	7,106	7,112	7,341	7,649	7,066	21,559	18,715
Interest-bearing deposits in other financial institutions	44	28	72	58	67	144	344
FHLB stock	18	13	21	21	15	52	47

	29,006	27,986	27,895	31,357	30,101	84,887	84,027

Interest expense
Deposits	5,702	6,260	6,083	7,181	8,316	18,045	23,834
FHLB advances	2,467	2,407	2,486	2,651	2,910	7,360	9,071
Other borrowings	358	354	349	357	356	1,061	1,059

	8,527	9,021	8,918	10,189	11,582	26,466	33,964

Net interest income	20,479	18,965	18,977	21,168	18,519	58,421	50,063
Provision for loan losses	581	1,065	1,095	1,329	756	2,741	3,790

Net interest income after provision for loan losses	19,898	17,900	17,882	19,839	17,763	55,680	46,273

Net gain on sales of loans	1,710	1,879	1,949	3,524	3,697	5,538	9,517
Other non-interest income	4,497	5,757	8,518	5,162	5,357	18,772	15,262
Non-interest expense	18,567	18,268	18,861	18,927	18,700	55,696	54,219

Income before income tax expense	7,538	7,268	9,488	9,598	8,117	24,294	16,833
Income tax expense	2,395	2,411	2,934	3,108	2,709	7,740	5,524

Net income	$5,143	$4,857	$6,554	$6,490	$5,408	$16,554	$11,309

Basic and diluted earnings per share	$0.16	$0.15	$0.20	$0.20	$0.17	$0.51	$0.38

VIEWPOINT FINANCIAL GROUP, INC.
Condensed Consolidated Statements of Condition
(In thousands)

	September 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
Total cash and cash equivalents	$54,160	$68,650
Securities available for sale, at fair value	655,925	717,497
Securities held to maturity	539,257	432,519
Mortgage loans held for sale	691,204	491,985
Loans, net of allowance for loan losses of $16,535 at September 30, 2011 and $14,847 at December 31, 2010	1,149,626	1,092,114
FHLB stock	29,210	20,569
Bank-owned life insurance	28,904	28,501
Premises and equipment, net	48,595	48,731
Accrued interest receivable and other assets	38,397	41,429

Total assets	$3,235,278	$2,941,995

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest-bearing demand	$207,940	$201,998
Interest-bearing demand	496,269	438,719
Savings and money market	762,238	711,911
Time	607,180	664,922

Total deposits	2,073,627	2,017,550
FHLB advances, net	671,761	461,219
Repurchase agreement and other borrowings	35,000	35,000
Accrued interest payable and other liabilities	48,204	31,637

Total liabilities	2,828,592	2,545,406

Total shareholders’ equity	406,686	396,589

Total liabilities and shareholders’ equity	$3,235,278	$2,941,995

VIEWPOINT FINANCIAL GROUP, INC.
Selected Financial Data

	(unaudited)
	Three Months Ended
	September	June	Mar	Dec	Sept
	2011	2011	2011	2010	2010
Share Data for Earnings per Share Calculation:[1]
Weighted average common shares outstanding	34,757,882	34,839,491	34,839,491	34,839,491	34,555,356
Less: average unallocated ESOP shares	(2,178,647)	(2,224,524)	(2,270,567)	(2,316,413)	(2,275,964)
Less: average unvested restricted shares	(110,595)	(169,440)	(215,593)	(218,393)	(234,074)

Average shares	32,468,640	32,445,527	32,353,331	32,304,685	32,045,318
Diluted average shares	32,497,283	32,510,134	32,432,793	32,312,993	32,045,318

Net income (in thousands)	$5,143	$4,857	$6,554	$6,490	$5,408
Earnings per share	$0.16	$0.15	$0.20	$0.20	$0.17

Location Data:
Number of full-service community bank offices	23	21	21	21	21
Number of in-store banking centers	2	2	2	2	2

Total community bank offices	25	23	23	23	23
Number of loan production offices	10	12	13	14	15

Performance Ratios: [2]
Return on assets	0.69%	0.69%	0.92%	0.87%	0.76%
Return on equity	5.02%	4.69%	6.51%	6.37%	5.19%
Non-interest income to operating revenues	17.63%	21.44%	27.28%	21.69%	23.12%
Operating expenses to average total assets	2.49%	2.59%	2.65%	2.53%	2.63%
Efficiency ratio [3]	68.22%	67.97%	71.88%	63.49%	67.76%

Capital Ratios: [2]
Equity to total assets	12.57%	13.73%	14.30%	13.48%	13.19%
Risk-based capital to risk-weighted assets [4]	16.98%	19.50%	21.07%	18.42%	19.79%
Tier 1 capital to risk-weighted assets [4]	16.24%	18.63%	20.15%	17.61%	18.92%

[1]	Per share data for periods prior to the Conversion (July 2010) has been revised to reflect the 1.4:1 conversion ratio on publicly traded shares, which resulted in a 4,287,752 increase in outstanding shares.

[2]	With the exception of end of period ratios, all ratios are based on average daily balances and are annualized where appropriate.

[3]	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding gain (loss) on sale of foreclosed assets, impairment of goodwill, gains from securities transactions and other nonrecurring items.

[4]	Calculated at the ViewPoint Bank level, which is subject to the capital adequacy requirements of the Office of the Comptroller of the Currency

[5]	Total loans does not include loans held for sale.

[6]	Includes loans held for sale

VIEWPOINT FINANCIAL GROUP, INC.
Selected Financial Data, continued

	(unaudited)
	As of or For the Three Months Ended
	September	June	Mar	Dec	Sept
	2011	2011	2011	2010	2010
Asset Quality Data and Ratios: [2]
Non-performing loans	$17,439	$17,866	$16,030	$17,628	$17,549
Non-performing assets to total assets	0.60%	0.68%	0.66%	0.69%	0.68%
Non-performing loans to total loans [5]	1.50%	1.56%	1.46%	1.59%	1.57%
Allowance for loan losses to non-performing loans	94.82%	90.45%	96.66%	84.22%	83.14%
Allowance for loan losses to total loans [5]	1.42%	1.41%	1.41%	1.34%	1.31%

Average Balances:
Loans [6]	$1,543,162	$1,407,113	$1,382,428	$1,614,910	$1,571,432
Securities	1,237,853	1,228,066	1,211,806	1,148,875	981,498
Overnight deposits	73,236	41,969	113,748	79,934	87,549

Total interest-earning assets	$2,854,251	$2,677,148	$2,707,982	$2,843,719	$2,640,479
Deposits:
Interest-bearing demand	$484,926	$468,964	$438,383	$434,147	$419,770
Savings and money market	753,252	733,517	708,342	724,075	724,333
Time	634,754	654,852	663,235	675,830	641,021
FHLB advances and other borrowings	458,620	316,518	417,383	509,597	379,422

Total interest-bearing liabilities	$2,331,552	$2,173,851	$2,227,343	$2,343,649	$2,164,546

Yields/Rates Paid:
Loans	5.66%	5.92%	5.92%	5.85%	5.84%
Securities	2.30%	2.32%	2.43%	2.67%	2.89%
Overnight deposits	0.24%	0.27%	0.25%	0.29%	0.31%
Total interest-earning assets	4.06%	4.18%	4.12%	4.41%	4.56%
Deposits:
Interest-bearing demand	1.78%	2.02%	1.92%	2.20%	2.65%
Savings and money market	0.46%	0.57%	0.56%	0.90%	1.33%
Time	1.69%	1.75%	1.80%	1.87%	1.95%
FHLB advances and other borrowings	2.46%	3.49%	2.72%	2.36%	3.44%
Total interest-bearing liabilities	1.46%	1.66%	1.60%	1.74%	2.14%
Net interest spread	2.60%	2.52%	2.52%	2.67%	2.42%
Net interest margin	2.87%	2.83%	2.80%	2.98%	2.81%